Exhibit 99.1

May 14, 2021

Re: Strategic Student & Senior Housing Trust, Inc.
First Quarter 2021 Update Letter to Stockholders

Dear Stockholder,

It appears that the COVID-19 pandemic in the United States is beginning to wane. Green Street Advisors in their March 17, 2021 Health Care Sector Update report stated “COVID-19: The Metaphorical 100-year Flood Ebbs. Covid-19 has impacted practically every segment of the economy, but health care has been hit harder than most. This is particularly true for senior housing and skilled nursing due to age (> 80 years) and general health (i.e. poor) of residents. The good news is that we have several highly effective vaccines, and many seniors have already been vaccinated, suggesting the worst of the pandemic is behind us”.

Strategic Student & Senior Housing Trust, Inc. (“SSSHT”) consists of four seniors and two student housing communities. The majority of SSSHT’s revenue is derived from our seniors portfolio. Unfortunately, due to COVID-19, our seniors portfolio lost over 11% of occupancy from March 31, 2020 to March 31, 2021. We also incurred additional operating expenses to keep both our senior residents and staff members in compliance with CDC guidelines and best practices. As a result, SSSHT’s net operating income declined by approximately 6% from the first quarter of 2020 to the first quarter of 2021.

In Q1 2021, SSSHT did show some encouraging signs of recovery:

•	The overwhelming majority of our senior residents were vaccinated (98%+) by March 31, 2021.
•	It appears senior occupancy declines have now bottomed out, lead generation is up sharply and families are beginning to move loved ones into our communities although at a measured pace.
•	Q1 2021 operating performance generally met budget estimates.

SSSHT still faces many challenges as we recover from COVID-19:

•

The pandemic is not over. We continue to see the virus surge, most recently in the State of Oregon. These surges often come with governmental directives that impose safety restrictions that could negatively impact seniors housing operating results.

•	Increased seniors housing vacancies have created more choices for families. In some cases, we had to offer sales incentives to remain competitive.
•	Our seniors operators continue to incur COVID-19 related expenses for personal protective equipment and additional cleaning protocols

•	We are still experiencing some move-outs in our seniors portfolio related to residents moving back home with families due to COVID related concerns.
•

Our student housing pre-leasing for the 2021-2022 academic year (“AY 21-22) was initially slower than AY 20-21 due to parents and students concerns about university fall 2021 instruction modes. However, we now see a pick-up in AY 21-22 pre-leasing as both Florida State and the University of Arkansas have formally announced that their campuses will be open for classroom instruction for the fall 2021 semester.

SSSHT has a number of concerns related to its liquidity:

•	Our public offering was suspended on March 30, 2020 and formally expired on May 1, 2021. We have not raised any new investor equity in over a year.
•	We are highly leveraged and have a meaningfully high percentage of debt including $44 million of bridge loans that mature in April 2022
•	Last year, we received a $1.8 million temporary reduction in our restricted cash reserves that must be restored by December 31, 2021.

Many of our stockholders have said “what is your plan going forward”? Here is our plan:

•	Continue to follow CDC guidelines including vaccination and cleaning protocols within our seniors and student communities.
•	Increase our marketing efforts at our seniors communities to grow top line revenue.
•

Evaluate various financial options at the fund level, including asset sales, a joint venture with an equity partner, re-finance existing debt and/or participate in an institutional private offering. All options would have the objective of raising capital to reduce debt levels and increase fund liquidity.

2021 Outlook

While our student housing properties showed resiliency from COVID-19 related impacts, our seniors portfolio will need time to recover. The Evercore ISI Healthcare REIT report dated May 10, 2021 stated that seniors “… occupancy and operating margins will gradually recover to pre-COVID level by the end of 2022”. Now that it appears that our seniors occupancies have “hit a bottom”, we can offer more visibility to potential investors and lenders as we look to raise additional capital.

Thank you for your patience and understanding through this difficult period.

Sincerely,

H. Michael Schwartz CEO	John Strockis President

Certain statements contained in this letter, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,”    “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “continue,” or other similar words. Such statements include, in particular, statements about our plans, strategies, and prospects and, in this letter, include our statements about expectations as to vaccination rates, resulting increased leads, tours and move-ins, student housing decisions and the pace of our expected recovery, all of which are subject to certain risks and uncertainties, including known and unknown risks, and are based on a number of assumptions which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We cannot guarantee the accuracy of any such forward-looking statements contained in this letter, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The risks, uncertainties, assumptions and other factors that could cause such forward-looking statements not to come to fruition include, among other things, future economic, competitive, and market conditions, including without limitation changes in the political and economic climate, economic conditions and fiscal imbalances in the United States and in the markets in which we operate, and other major developments, including wars, natural disasters, epidemics and pandemics, including the continuation of the novel coronavirus (COVID-19) pandemic and its effects on public health and on the economy, resulting government quarantine and shutdown orders, military actions, and terrorist attacks. The occurrence or severity of any such event or circumstance is difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations and provide distributions to stockholders, and our ability to find suitable investment properties, may be significantly hindered. These risk and uncertainties that could cause forward-looking statements not to come to fruition also include those items that we identify as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as supplemented by our Form 10-Q for the three months ended March 31, 2021, and other reports that we file from time to time with the Securities and Exchange Commission.